QuickLinks -- Click here to rapidly navigate through this document

Exhibit 23.4

CONSENT OF
INDEPENDENT PETROLEUM ENGINEERING CONSULTANTS

Evergreen Resources, Inc.
1401 17th Street, Suite 1200
Denver, Colorado 80202

        We hereby consent to the incorporation by reference in the Registration Statement on Form S-4 of Evergreen Resources, Inc. (the "Company"), of our audit report, dated February 4, 2000 of the estimates of the net proved natural gas reserves for certain leases owned by the Company and their present values, as of December 31, 1999 and all references to our firm therein.

RESOURCE SERVICES INTERNATIONAL, INC.
	By:	/s/ ROLAND E. BLAUER Name: Roland E. Blauer Title: President
Denver, Colorado April 10, 2002

QuickLinks

CONSENT OF INDEPENDENT PETROLEUM ENGINEERING CONSULTANTS